Exhibit 99.1

,

ALTABANCORPTM REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

Q1-2021 Highlights

▪	Total assets grew $1.04 billion, or 42%, year-over-year to $3.52 billion at March 31, 2021.
▪	Total deposits grew $1.04 billion, or 49%, year-over-year to $3.16 billion at March 31, 2021.
▪	Loans grew $154 million, or 9.4%, to $1.80 billion at March 31, 2021 from the prior year.
▪	Cash and liquid investment securities grew $877 million, or 119%, to $1.61 billion, or 46% of total assets, at March 31, 2021.
▪	Return on average assets was 1.13% and return on average equity was 10.30% for the three months ended March 31, 2021.

AMERICAN FORK, UTAH, April 28, 2021 – AltabancorpTM (Nasdaq: ALTA) (the “Company” or “Alta”), the parent company of AltabankTM, reported net income of $9.4 million for the first quarter of 2021, compared with $11.1 million for the fourth quarter of 2020, and $10.8 million for the first quarter of 2020.  Diluted earnings per common share were $0.50 for the first quarter of 2021, compared with $0.58 for the fourth quarter of 2020, and $0.57 for the first quarter of 2020.

Annualized return on average assets was 1.13% for the first quarter of 2021, compared with 1.34% for the fourth quarter of 2020, and 1.80% for the first quarter of 2020. Annualized return on average equity was 10.30% for the first quarter of 2021 compared with 12.06% for the fourth quarter of 2020, and 13.05% for the first quarter of 2020.

The Board of Directors declared a quarterly dividend payment of $0.15 per common share. The dividend will be payable on May 17, 2021 to shareholders of record as of May 10, 2021. The dividend payout ratio for earnings for the first quarter of 2021 was 30.0%. This continues the over 50-year trend of paying dividends by the Company.

“After an interesting and challenging year in 2020, we are pleased to start the year with solid results,” said Len Williams, President and Chief Executive Officer of AltabancorpTM.  “All of our branch lobbies and drive-up windows have been safely reopened, and we have started to bring our employees back from remote work to our operational facilities.  In 2020, we provided substantial financial relief to our clients through participation in government programs as well as our own payment relief programs.  We continue to offer additional funding through the second round of SBA PPP loans.  While our payment relief programs are substantially complete, we will continue to work with our clients to provide financial solutions to assist them on their path to recovery as we all work to overcome the negative effects of the pandemic.”

Mr. Williams continued, “We continue to receive significant funds from our clients related to financial relief programs from us and government agencies, as well as normal organic deposit growth.  As a result, our total deposits have grown by over $1.0 billion year-over-year, which represents a 49% increase from the same period a year earlier.  Our loans held for investment increased over $154 million, or 9%, in the first quarter compared with the prior year.  For the past couple of years, we have completed several initiatives to improve the overall credit quality of our loan portfolio, including lowering our overall loan concentrations both in terms of product type and asset class; tightening of our overall underwriting standards; improving our sales and credit processes; and enhancing technology in the commercial lending space.  With these initiatives substantially complete, our existing and recently hired commercial lenders have the tools and processes in place to aggressively and safely grow our loan book.  In addition, Utah has one of the strongest economies in the nation and we have significant liquidity that provides us with the flexibility to grow our loan portfolio.  As a result, we anticipate achieving high-single digit loan growth for all of 2021.”

COVID-19 Pandemic and Utah Economy

The State of Utah has developed a COVID-19 Transmission Index (“Transmission Index”), which categorizes levels of transmission as High, Moderate, or Low.  Each county receives a rating every week.  The Company’s COVID-19 pandemic response plan directly correlates to the State’s Transmission Index.  The Transmission Index for all the counties where our branches are located have transitioned to Moderate during the first quarter.  In addition, the Governor of Utah signed a bill lifting the statewide mask mandate on April 10, 2021.  The Company has reopened all of its branch lobbies.  The Company has also started bringing some of its operational teams back to its facilities.  However, the Company anticipates that some of its staff will remain working from home for the foreseeable future.

The Company is fortunate to operate in a region that appears to be weathering the COVID-19 pandemic well economically.  The Utah economy has performed better than the nation as a whole during the pandemic with an unemployment rate of 2.9% at the end of March 2021 compared with 6.0% for the nation for the same period.  Utah experienced a 0.90% year-over-year increase in total jobs at March 31, 2021 compared with a 4.4% decline in jobs for the nation for the same respective periods.  The Company expects that the Utah economy will continue to perform better than most states in the U.S.

Small Business Administration Paycheck Protection Program (“SBA PPP”)

Under the first round of the SBA PPP loan program, the Company funded 333 loans, totaling $84.6 million.  The Company has filed 241 forgiveness applications, (approximately 72%) with the SBA, totaling $62.2 million and has received loan forgiveness on 228 loans, totaling $56.3 million, or 67% of all SBA PPP loans funded.  To date, the Company has not received a denial on any loan forgiveness application submitted to the SBA.

Under the second round of the SBA PPP loan program, the Company has funded 172 loans, totaling $29.5 million.  Total SBA PPP loans declined $3.9 million, or 6.4%, to $56.7 million at March 31, 2021, compared with $60.6 million at December 31, 2020.

Loan Accommodations

The Company offered a loan deferment relief program of up to six months to clients impacted by the COVID-19 pandemic.  Under rare circumstances, loans will be re-evaluated at the end of the deferral period.  To qualify for a second loan deferral, the Company will require a full re-underwriting of the credit.

The Company offered temporary loan payment relief to 445 businesses and 118 individuals totaling approximately $345 million to address cash flow challenges for those impacted by the COVID-19 pandemic.  To date, the deferral period had ended for 556 clients, or 99%, for loans totaling $329 million.  This leaves only seven clients, or 1%, for loans totaling $16.0 million still on deferral.  At March 31, 2021, there were only three clients with small balance loans totaling $0.1 million, who have not made a subsequent loan payment for 30 days or greater, after their payment deferment agreement expired.  We entered into another loan payment deferment agreement with five clients, who had an initial loan payment deferment agreement.  Total dollars outstanding for these clients is $10.1 million.  Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered to be troubled debt restructurings pursuant to applicable accounting and regulatory guidance.

Loan Credit Quality Trends

Non-performing loans were $7.3 million at March 31, 2021, compared with $6.6 million at March 31, 2020.  Non-performing loans to total loans were 0.42% at March 31, 2021, compared with 0.41% at March 31, 2020.  Non-performing assets were also $7.3 million at March 31, 2021, compared with $6.6 million at March 31, 2020.  Non-performing assets to total assets were 0.21% at March 31, 2021, compared with 0.27% at March 31, 2020.

Allowance for Credit Losses

The allowance for credit losses declined by $0.3 million, or 0.6%, to $41.0 million at March 31, 2021, compared with $41.3 million the same period a year ago.  The allowance for credit losses to loans held for investment was 2.28% at March 31, 2021, compared with 2.51% at March 31, 2020.

Loans

Loans held for investment grew $154 million, or 9.4%, to $1.80 billion at March 31, 2021, compared with $1.64 billion at March 31, 2020.  Year-to-date average loans increased $59 million, or 3.5%, to $1.74 billion for the three months ended March 31, 2021, compared with $1.68 billion for the three months ended March 31, 2020.  The Company expects that overall loan growth will be in the high-single digits during 2021 as its major lending initiatives have been substantially completed and the Company has significant liquidity to deploy.

Deposits and Liabilities

Total deposits increased $1.04 billion, or 48.9%, to $3.16 billion at March 31, 2021, compared with $2.12 billion at March 31, 2020.  Non-interest bearing deposits increased, $368 million, or 49.9%, to $1.1 billion at March 31, 2021, compared with $737 million the same period a year earlier.  Interest bearing deposits increased $669 million, or 48.3%, to $2.05 billion at March 31, 2021, compared with $1.39 billion for the same period a year ago.  Non-interest-bearing deposits to total deposits were 35.0% as of March 31, 2021, compared with 34.7% as of March 31, 2020.

Shareholders’ Equity

Shareholders’ equity increased by $9.7 million, or 2.9%, to $350 million at March 31, 2021, compared with $340 million at March 31, 2020. The small increase resulted primarily from accumulated other comprehensive income declining to a $13.9 million loss at March 31, 2021, compared with income of $9.3 million at March 31, 2020 resulting from the impact that higher interest rates have on the fair value of investments securities held for sale.  Retained earnings increased $31.4 million, or 12.9%, to $276 million at March 31, 2021 compared with $244 million for the same period a year earlier.

The Company’s leverage capital ratio was 10.06% at March 31, 2021, compared with 12.74% at March 31, 2020.  The total risk-based capital ratio was 18.41% at March 31, 2021, compared with 18.62% at March 31, 2020.

Net Interest Income and Margin

For the three months ended March 31, 2021, net interest income decreased $3.6 million, or 13.31%, to $23.6 million, compared with $27.2 million for the same period a year earlier.  The decrease is primarily the result of net interest margins narrowing 188 basis points to 2.91% for the same comparable periods.  The narrowing of net interest margins is primarily the result of the Federal Reserve reducing benchmark rates to almost zero and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $934 million, or 45.48%, for the same respective periods. Average interest earning assets increased $1.00 billion, or 43.84%, to $3.29 billion for the same comparable periods.  The percentage of average loans to total average interest earning assets decreased to 52.90% for the three months ended March 31, 2021 compared with 73.49% for the same period a year earlier.

Yield on interest earning assets declined 207 basis points to 3.10% for the three months ended March 31, 2021 compared with 5.17% for the same period a year earlier.  The decline in yield on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $942 million, or 156%, to $1.54 billion for the same comparable periods with the yield on cash and investment securities declining 169 basis points to 0.60% for the first quarter of 2021 compared with 2.29% for the same comparable periods.  This decline is primarily the result of yield on investment securities declining 184 basis points to 0.67% for the same comparable periods as prepayment rates on mortgage-backed securities significantly increased in the first quarter of 2021.

The Company rebalanced its mortgage-backed securities by selling $131 million of securities with the highest prepayment rates at the end of the first quarter and recording a gain on sale of $0.2 million.  This sale was offset by the purchase of $150 million of mortgage-backed securities at par value.  The Company expects the yield on its investment securities portfolio to be in excess of 1.00% in the second quarter of 2021.  In addition, the yield on loans declined 89 basis points to 5.32% compared with 6.21% for the same comparable periods.  Average loans outstanding increased $59 million, or 3.54%, to $1.74 billion for the same comparable periods.

For the three months ended March 31, 2021, total cost of interest bearing liabilities decreased 32 basis points to 0.32%, compared with 0.64% for the same period a year earlier and the total cost of funds decreased 21 basis points to 0.21%, compared with 0.42% for the same period a year ago.

For the three months ended March 31, 2021, acquisition accounting adjustments, including the accretion of loan discounts and fair value amortization on time deposits, added four basis points to net interest margin.

Provision for Credit Losses

The Company did not record any provision for credit losses for the three months ended March 31, 2021, compared with $0.7 million for the same period a year ago.  The decrease in provision for credit losses in the three months ended March 31, 2021 compared with the same period a year earlier is due primarily to a $9.3 million, or 46.30%, decline in loans individually evaluated for credit losses to $10.8 million and the related allowance for credit losses of $6.5 million offset by a $160 million, or 9.82%, increase in loans with similar risk characterisics to $1.79 billion and the related allowance for credit losses of $34.5 million.  For the three months ended March 31, 2021, the Company incurred net charge-offs of $0.2 million, compared with $0.3 million for the same period a year ago.

Noninterest Income

For the three months ended March 31, 2021, noninterest income increased $1.6 million, or 43.90%, to $5.4 million, compared with $3.7 million the same period a year ago.  The increase was primarily due to a $1.1 million, or 62.63%, increase in mortgage banking income to $2.8 million, compared with $1.7 million for the same period a year ago resulting from higher volume and wider margins on loans sold, which was favorably impacted by an increase in mortgage loan refinances, as overall interest rates declined.  Total mortgage loans sold increased $70.4 million, or 140%, to $120.5 million for the first quarter compared with the same period a year ago.

Noninterest Expense

For the three months ended March 31, 2021, noninterest expense was $16.5 million, compared with $16.2 million for the same period a year earlier.  For the three months ended March 31, 2021, the Company’s efficiency ratio was 57.50% compared with 52.20% for the same period a year ago.

The increase in noninterest expense for the three months ended March 31, 2021 was primarily the result of higher data processing expenses due to technology investment in loan origination software for the mortgage banking division; technology investments made in the commercial banking division, including costs for its cloud-based, commercial loan origination application (nCino), including automated processes for smaller ticket commercial loans (titled AltaexpressTM), the implementation of a Salesforce CRM solution, and for a new cloud-based, commercial client treasury management solution; and  costs a new cloud-based, construction budget, draw and inspection management solution for both commercial and consumer clients.  The Company expects to continue to make significant investments in new technologies to enhance the client experience and empower clients to transact more business on the Company’s mobile platform; to lower the overall costs of its operating platform; and to become more scalable.

The increase in noninterest expense was also the result of higher salaries and employee benefits resulting from annual merit increases and higher incentive payments, particularly in the mortgage banking division.  In addition, the Company did not incur FDIC premium payments for the first quarter of 2020 due to the application of the small bank assessment credit from the FDIC.  Lastly, the Company incurred $0.2 million in one-time additional legal costs during the first quarter of 2021.

Income Tax Provision

For the three months ended March 31, 2021, income tax expense was $3.0 million, compared with $3.4 million for the same period a year earlier.  For the three months ended March 31, 2021, the effective tax rate was 24.10%, compared with 23.87% for the same period a year ago.

Conference Call and Webcast

Management will host a conference call on Thursday, April 29, 2021 at 10:00 a.m. MDT (12:00 p.m. EDT) to discuss the Company’s financial performance.

Investment professionals who wish to ask questions regarding the Company’s financial performance will need to register to participate in the call by Wednesday, April 28, 2021 by visiting http://www.directeventreg.com/registration/event/9678163.  Upon registering, you will receive a confirmation with dial-in details.

Other interested parties may listen to the call via a live webcast.  Additional information and a link to the webcast can be found on the Company’s website at www.altabancorp.com.

An audio archive and written transcript of the conference call will be available on the Company’s investor website within 24 hours after the end of the call.  Interested parties may listen to the audio archive and read the written transcript for one month after the call. Forward-looking statements may be made and other material information may be discussed on this conference call.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding the Company’s  expectations for its financial performance,  the Company’s ability to respond to negative effects of the COVID-19 pandemic,  the Company’s ability to grow its loan portfolio, expected trends in asset quality,  the Company’s ability to grow and the effects of expanding its mortgage banking operations, and the Company’s ability to improve its  operating leverage in response to low overall interest rates. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the duration and impact of the COVID-19 pandemic, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

About AltabancorpTM

AltabancorpTM (Nasdaq: ALTA) is the bank holding company for AltabankTM, a full-service bank, providing loans, deposit and cash management services to businesses and individuals through 25 branch locations from Preston, Idaho to St. George, Utah. AltabankTM is the largest community bank in Utah with total assets of $3.5 billion. Our clients have direct access to bankers and decision-makers, who work with clients to understand their specific needs and offer customized financial solutions. AltabankTM has been serving communities in Utah and southern Idaho for more than 100 years.  More information about AltabankTM is available at www.altabank.com.  More information about AltabancorpTM is available at www.altabancorp.com.

Investor Relations Contact

Mark K. Olson

Executive Vice President and Chief Financial Officer

AltabancorpTM

1 East Main Street

American Fork UT 84003

investorrelations@altabancorp.com

Phone: 801-642-3998

ALTABANCORPTM

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(Dollars in thousands, except share	March 31,	December 31,	March 31,
and per share amounts)	2021	2020	2020
Interest income
Interest and fees on loans	$22,814	$23,095	$25,925
Interest and dividends on investments	2,330	3,416	3,459
Total interest income	25,144	26,511	29,384
Interest expense	1,546	1,599	2,163
Net interest income	23,598	24,912	27,221
Provision for credit losses	-	-	650
Net interest income after provision for credit losses	23,598	24,912	26,571
Non-interest income
Mortgage banking	2,781	4,129	1,710
Card processing	1,071	995	707
Service charges on deposit accounts	692	855	780
Net gain on sale of investment securities	206	-	-
Other	632	475	543
Total non-interest income	5,382	6,454	3,740
Non-interest expense
Salaries and employee benefits	11,087	10,226	10,844
Occupancy, equipment and depreciation	1,195	1,321	1,539
Data processing	1,849	1,895	1,136
Marketing and advertising	306	291	432
FDIC premiums	226	221	-
Other	1,882	2,889	2,210
Total non-interest expense	16,545	16,843	16,161
Income before income tax expense	12,435	14,523	14,150
Income tax expense	2,997	3,472	3,377
Net income	$9,438	$11,051	$10,773

Earnings per common share:
Basic	$0.50	$0.59	$0.57
Diluted	$0.50	$0.58	$0.57

Weighted average common shares outstanding:
Basic	18,864,497	18,814,970	18,884,857
Diluted	19,019,682	18,958,163	19,038,127

ALTABANCORPTM

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	September 30,	March 31,
(Dollars in thousands, except share amounts)	2021	2020	2020	2020
ASSETS
Cash and due from banks	$33,254	$39,312	$44,137	$36,203
Interest-bearing deposits	77,378	197,769	180,773	120,176
Federal funds sold	910	2,793	74	1,248
Total cash and cash equivalents	111,542	239,874	224,984	157,627
Investment securities:
Available for sale, at fair value	1,500,491	1,320,393	1,123,051	577,000
Non-marketable equity securities	4,042	2,890	2,890	2,890
Loans held for sale	8,293	14,152	31,872	21,572
Loans:
Loans held for investment	1,796,961	1,695,496	1,697,135	1,642,516
Allowance for credit losses	(41,013)	(41,236)	(41,495)	(41,253)
Total loans held for investment, net	1,755,948	1,654,260	1,655,640	1,601,263
Premises and equipment, net	35,962	36,460	37,095	38,376
Goodwill	25,673	25,673	25,673	25,673
Bank-owned life insurance	42,978	42,720	42,312	27,184
Deferred income tax assets	16,814	7,389	7,842	8,003
Accrued interest receivable	10,454	11,336	14,117	8,464
Other intangibles	4,389	4,451	4,445	4,477
Other real estate owned	-	-	-	-
Other assets	5,212	6,630	5,440	4,483
Total assets	$3,521,798	$3,366,228	$3,175,361	$2,477,012

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$1,104,995	$1,039,844	$1,037,970	$737,001
Interest-bearing deposits	2,053,991	1,876,464	1,678,809	1,385,017
Total deposits	3,158,986	2,916,308	2,716,779	2,122,018
Short-term borrowings	-	64,554	83,490	-
Accrued interest payable	339	616	487	503
Other liabilities	12,602	13,612	14,315	14,354
Total liabilities	3,171,927	2,995,090	2,815,071	2,136,875

Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	189	188	188	188
Additional paid-in capital	87,843	87,574	87,116	86,318
Retained earnings	275,765	269,157	260,929	244,325
Accumulated other comprehensive income/(loss)	(13,926)	14,219	12,057	9,306
Total shareholders’ equity	349,871	371,138	360,290	340,137
Total liabilities and shareholders’ equity	$3,521,798	$3,366,228	$3,175,361	$2,477,012

Common shares outstanding	18,873,921	18,828,522	18,802,635	18,787,810

ALTABANCORPTM

SUMMARY FINANCIAL INFORMATION

	March 31,	December 31,	September 30,	March 31,
(Dollars in thousands, except share amounts)	2021	2020	2020	2020
Selected Balance Sheet Information:
Book value per share	$18.54	$19.71	$19.16	$18.10
Tangible book value per share	$16.94	$18.21	$17.66	$16.59
Non-performing loans to total loans	0.42%	0.54%	0.41%	0.41%
Non-performing assets to total assets	0.21%	0.27%	0.22%	0.27%
Allowance for credit losses to loans held for investment	2.28%	2.43%	2.45%	2.51%
Loans to deposits	55.85%	57.21%	62.11%	76.48%

Asset Quality Data:
Non-performing loans	$7,332	$9,064	$6,944	$6,590
Non-performing assets	$7,332	$9,064	$6,944	$6,590

Capital Ratios:
Tier 1 leverage capital (1)	10.06%	10.47%	10.87%	12.74%
Total risk-based capital (1)	18.41%	19.17%	19.13%	18.62%
Average equity to average assets	10.94%	11.15%	11.68%	13.82%
Tangible common equity to tangible assets (2)	9.16%	10.27%	10.55%	12.73%

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Selected Financial Information:
Basic earnings per share	$0.50	$0.59	$0.57
Diluted earnings per share	$0.50	$0.58	$0.57
Net interest margin (3)	2.91%	3.18%	4.79%
Efficiency ratio	57.50%	53.70%	52.20%
Non-interest income to average assets	0.64%	0.79%	0.63%
Non-interest expense to average assets	1.98%	2.05%	2.71%
Annualized return on average assets	1.13%	1.34%	1.80%
Annualized return on average equity	10.30%	12.06%	13.05%
Net charge-offs	$223	$259	$289
Annualized net charge-offs to average loans	0.05%	0.06%	0.07%

(1)	Tier 1 leverage capital and Total risk-based capital as of March 31, 2021 are estimates.
(2)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $30.1 million, $28.2 million, $28.3 million, and $28.6 million at March 31, 2021, December 31, 2020, September 30, 2020, and March 31, 2020, respectively.

(3)	Net interest margin is defined as annualized net interest income divided by average earning assets.

ALTABANCORPTM

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	March 31, 2021			March 31, 2020
(Dollars in thousands, except footnotes)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$162,499	$27	0.07%	$103,099	$316	1.23%
Securities: (1)
Taxable securities	1,347,284	2,104	0.63%	449,195	2,868	2.57%
Non-taxable securities (2)	34,692	177	2.07%	50,516	253	2.01%
Total securities	1,381,976	2,281	0.67%	499,711	3,121	2.51%
Loans (3)
Real estate term	1,024,491	12,760	5.05%	935,753	13,467	5.79%
Construction and land development	247,771	3,820	6.25%	277,720	5,024	7.28%
Commercial and industrial	239,244	3,854	6.53%	279,278	4,906	7.07%
Residential and home equity	217,335	2,206	4.12%	170,767	2,286	5.38%
Consumer and other	9,162	174	7.69%	15,110	242	6.43%
Total loans	1,738,003	22,814	5.32%	1,678,628	25,925	6.21%

Non-marketable equity securities	3,015	22	2.98%	2,638	22	3.33%
Total interest-earning assets	3,285,493	25,144	3.10%	2,284,076	29,384	5.17%
Allowance for credit losses	(41,406)			(42,136)
Non-interest earning assets	151,269			159,578
Total average assets	$3,395,356			$2,401,518
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$1,130,353	569	0.20%	$832,083	779	0.38%
Money market accounts	668,091	524	0.32%	352,120	811	0.93%
Certificates of deposit	161,018	427	1.08%	169,668	573	1.36%
Total interest-bearing deposits	1,959,462	1,520	0.31%	1,353,871	2,163	0.64%
Short-term borrowings	25,931	26	0.40%	-	-	0.00%
Total interest-bearing liabilities	1,985,393	1,546	0.32%	1,353,871	2,163	0.64%
Non-interest bearing deposits	1,028,130			699,780
Total funding	3,013,523	1,546	0.21%	2,053,651	2,163	0.42%
Other non-interest bearing liabilities	10,387			15,878
Shareholders’ equity	371,446			331,989
Total average liabilities and shareholders’ equity	$3,395,356			$2,401,518
Net interest income		$23,598			$27,221
Interest rate spread			2.79%			4.53%
Net interest margin			2.91%			4.79%

(1)	Excludes average unrealized losses of $12.9 million and unrealized gains of $3.1 million for the three months ended March 31, 2021 and 2020, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $59,000 and $84,000 for the three months ended March 31, 2021 and 2020, respectively.
(3)	Loan interest income includes loan fees of $2.3 million and $1.5 million for the three months ended March 31, 2021 and 2020, respectively.